[***] Indicates Redacted Information Subject to a Request for Confidential Treatment.

EXHIBIT 10.37

IURTC Agreement Number [***]

EXCLUSIVE LICENSE AGREEMENT

OF OCTOBER 13, 2016

between

INDIANA UNIVERSITY RESEARCH AND TECHNOLOGY CORPORATION

and

SPOTLIGHT INNOVATION, INC.

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Introduction: This exclusive license agreement (the “Agreement”) is made and entered into as of October 13, 2016 (the “Effective Date”) by and between:

Indiana University Research and Technology Corporation (“IURTC”), a non-profit corporation organized under the laws of Indiana, having its principal offices at 518 Indiana Ave., Indianapolis, Indiana 46202, and

Spotlight Innovation, Inc. (“Spotlight”), a company organized under the laws of Nevada, having its principal offices at 6750 Westown Pkwy Ste 200-226, West Des Moines, Iowa 50266.

The Parties hereby agree:

1 Background: IURTC and The Brigham and Women’s Hospital, Inc. (“BWH”) are co-owners of certain intellectual property rights invented by Elliot Androphy, M.D. at Indiana University and Kevin Hodgetts, Ph.D. at BWH (the “Inventors”; collectively, Indiana University and BWH are the “Institutions”). IURTC and BWH entered into an agreement effective January 1, 2016 which grants IURTC the right to grant licenses under both parties’ ownership rights in the intellectual property. IURTC is willing to grant licenses to these intellectual property rights provided the rights are used to further scientific research, for new product development, and for other applications in the public interest. Spotlight represents to IURTC that it has the necessary product development, manufacturing, and marketing capabilities to commercialize products based on such intellectual property rights. Spotlight desires to obtain a license to commercialize these intellectual property rights upon the terms and conditions set forth in this Agreement.

2 Definitions: In addition to other capitalized terms defined herein, the following words and phrases have the meanings assigned to them below.

2.1 Affiliate: Any entity that, directly or indirectly, owns or controls Spotlight or that is owned or controlled by or is under common ownership or control with Spotlight. Own(s) or control(s) means:

2.1.1 Direct or indirect ownership of at least fifty percent (50%) of the outstanding voting securities of a corporation;

2.1.2 The right to receive at least fifty percent (50%) of the earnings of the entity in question; or

2.1.3 The right to control the business decisions of the entity in question.

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2.2 Development Plan: Spotlight’s good faith, bona fide plan for the development, manufacture, promotion, importation, use, sale, and marketing of Licensed Products. The Development Plan will include, at a minimum, then current:

2.2.1 Definitions and/or specifications for each Licensed Product planned for development;

2.2.2 Tasks to be performed by Spotlight and/or Sublicensees to develop each Licensed Product to the point of First Commercial Sale and thereafter to maximize Sales, including without limitation estimated time schedules for specific tasks;

2.2.3 Tasks to be performed to achieve any regulatory approval or other certification of each Licensed Product, including without limitation estimated time schedules for each; and

2.2.4 Identification of the primary country(ies) in which each Licensed Product is or will be Sold, and a good faith estimate of time of First Commercial Sale in the primary country(ies) where Licensed Product is not yet Sold.

2.3 Field: Human therapeutic for spinal muscular atrophy.

2.4 First Commercial Sale: The earliest date of Sale of a Licensed Product by Spotlight or any of its Sublicensees. The transfer of Licensed Products by Spotlight or its Sublicensees strictly for their internal laboratory and clinical research and development purposes or beta-testing prior to regulatory approval does not constitute a First Commercial Sale, provided that Spotlight and its Sublicensees receive no payment or other consideration or value for such Licensed Product in excess of the actual documented costs of producing and transporting such Licensed Product.

2.5 Licensed Product: Any product or process that: (i) is claimed in the Patent Rights; and/or (ii) is made by, uses, incorporates, is used by, or results from a process that is claimed in the Patent Rights.

2.6 Net Sales: The gross receipts for the Sale of Licensed Products, less the following to the extent documented to IURTC and only insofar as they are included in gross receipts and are separately billed:

2.6.1 Trade, quantity, and cash rebates on Licensed Products actually provided to third parties;

2.6.2 Credits, allowances, or refunds, not to exceed the original invoice amount, actually allowed for actual claims, damaged goods, rejections, or returns of Licensed Products; and

2.6.3 Excise, sale, use, or other taxes, other than income taxes and value added taxes, that are included in gross receipts and that are paid to Spotlight or Sublicensees for Licensed Products.

If Sales are not in an arms-length transaction or are between Spotlight, Affiliates, or Sublicensees, then the gross receipts of the Sale will be deemed to be the annual average gross invoiced amount in the same country for arms-length transactions for the Licensed Product.

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2.7 Party: Individually, IURTC or Spotlight. Collectively, IURTC and Spotlight may be referred to as the “Parties.”

2.8 Patent Rights: IURTC’s and BWH’s rights in:

2.8.1 U.S. provisional patent applications [***];

2.8.2 All U.S. patent applications claiming priority to the above-referenced patents or applications, including without limitation divisionals, equivalent continuations, and subject matter claimed in continuations-in-part applications that is entitled to the priority filing date of any of the above;

2.8.3 Foreign equivalent applications claiming priority to the above-referenced patents or applications;

2.8.4 Patents issuing from any of the above-referenced applications;

2.8.5 Any of the foregoing during reissue, re-examination, opposition, or post-grant review proceedings;

2.8.6 Reissues and re-examinations of any of the above-referenced patents; and

2.8.7 Any extensions of or supplementary protection certificates referencing any of the above patents.

2.9 The terms Sale, Sold, Sell: Any transaction in which a Licensed Product is manufactured, exchanged, or transferred for value, including without limitation sales, leases, licenses, rentals, provision of services through the practice of Licensed Products, and other modes of distribution or transfer of a Licensed Product. A Sale of a Licensed Product will be deemed to have been made upon the earliest of the dates on which Spotlight or its Sublicensee (or anyone acting as a result of, on behalf of, or for the benefit of Spotlight or any of its Sublicensees) invoices, ships, provides, or receives value for a Licensed Product.

2.10 Sublicense: Each agreement, however captioned, in which Spotlight directly, or indirectly through privity of contract with a Sublicensee:

2.10.1 Grants, conveys, or otherwise transfers any of the rights granted hereunder;

2.10.2 Agrees not to assert one or more of the Patent Rights or agrees not to sue, prevent, or seek a legal remedy for the practice of same;

2.10.3 Has obtained the agreement from another entity not to practice the Patent Rights;

2.10.4 Has agreed with any other entity to do any of the foregoing, or to forbear from offering or doing any of the foregoing with any other entity, including without limitation licenses, option agreements, right of first refusal agreements, standstill agreements, settlement agreements, co-development agreements, co-promotion agreements, joint venture agreements, and other agreements; or

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2.10.5 Has another party Sell, offer for Sale, manufacture, or import Licensed Product.

2.11 Sublicensee: Each entity, other than Spotlight or Affiliates that have satisfied the requirements of Paragraph 3.2, that enters into a Sublicense.

2.12 Sublicensing Revenue: The remuneration received under each Sublicense, including without limitation the fair market cash value of any and all non-cash consideration, including without limitation license issue fees, option fees, other licensing fees, milestone payments, minimum annual royalties, equity, or other payments of any kind whatsoever (but excluding solely running royalties paid by Licensee to IURTC for Net Sales by Sublicensees), irrespective of whether such revenues are received in the form of cash, barter, credit, stock, warrants, release from debt, goods or services, licenses back, and/or a premium on the sale of equity (i.e., payments for equity that exceed the pre-Sublicense value).

2.13 Term: Commencing on the Effective Date and continuing until the expiration of the last of the Patent Rights, unless earlier terminated in accordance with this Agreement.

2.14 Territory: Anywhere in the world, except those countries to which export of technology or goods is prohibited by applicable U.S. export control laws or regulations.

3 Grant:

3.1 Subject to the terms and conditions of this Agreement and Spotlight’s compliance therewith, and in consideration of Spotlight’s satisfaction of its obligations hereunder, IURTC hereby grants to Spotlight and Spotlight hereby accepts an exclusive license under the Patent Rights, to make, have made, use, offer for Sale, Sell, and import Licensed Products solely in the Field and the Territory.

3.2 Subject to the terms and conditions of this Agreement and Affiliate compliance therewith, the rights licensed to Spotlight hereunder, except for the right to grant Sublicenses, may be extended to Affiliates provided that each such Affiliate first agrees in a written agreement to be bound by the terms and conditions of this Agreement as Spotlight is bound, and such agreement: (i) names IURTC as a third party beneficiary; (ii) terminates upon termination of this Agreement with obligations that survive for Spotlight surviving for Affiliates; and (iii) is not transferable. Any Affiliate that desires to exercise any of the rights granted hereunder will enter into such written agreement with Spotlight prior to exercising such rights. Spotlight will deliver to IURTC a copy of said agreement and any amendment thereto within thirty (30) days of each execution. Spotlight agrees to be fully responsible for the performance of such Affiliates and liable for their compliance therewith and herewith.

3.3 Subject to the terms and conditions of this Agreement and Sublicensee compliance therewith and with its Sublicense, Spotlight may grant Sublicenses, conditioned on such compliance, to third parties under this Agreement. Only Spotlight, and not its Sublicensees, is permitted to grant Sublicenses unless IURTC provides prior written consent in each instance. If such consent is provided, which IURTC may withhold for any reason, then all terms and conditions applicable to Sublicensee hereunder will also apply to Sublicensee’s Sublicensee.

3.3.1 Each Sublicense will be consistent with the terms and conditions of this Agreement, including without limitation Paragraphs 8.3 and 13.5 and Article 14 and will:

3.3.1.1 Contain the terms and conditions set forth in Paragraph 2.6 and the definitions it references therein, and in Paragraphs 3.4, 3.6, 3.7, 6.3, 6.4, 8.4, 8.5, 9.7, 16.6, and 16.7, and in Article 7 modified only to indicate that Sublicensee is under the same obligations as Spotlight;

3.3.1.2 Contain the terms and conditions set forth in Paragraph 6.2 and the definitions it references modified only to indicate that the Sublicensee is obligated to Spotlight as Spotlight is to IURTC;

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3.3.1.3 Contain the terms and conditions set forth in Articles 11, 12, and Paragraph 7.5, modified only to indicate that the Sublicensee is obligated to IURTC and the Institutions as Spotlight is obligated to IURTC and the Institutions hereunder; and

3.3.1.4 State that if Spotlight enters bankruptcy or receivership, voluntarily or involuntarily, then upon notice from IURTC, each Sublicensee will pay Sublicensee’s royalties on Net Sales and Sublicensing Revenue then or thereafter due directly to IURTC for the account of Spotlight. IURTC will remit to Spotlight any amounts received that exceed the sum actually owed by Spotlight to IURTC.

3.3.2 Within thirty (30) days of the effective date of each Sublicense and each amendment thereto, Spotlight will provide IURTC a complete copy of the Sublicense and all amendments and exhibits thereto, along with Spotlight’s representation and warranty that no prior, contemporaneous, planned, or proposed contractual relationships between Spotlight and Sublicensee contain consideration to Spotlight reasonably attributable to the sublicensed rights. If the original Sublicense is written in a language other than English, the copy of the Sublicense and all exhibits thereto will be accompanied by a complete translation written in English that Spotlight represents and warrants will be a true and accurate translation of the Sublicense and its exhibits. Spotlight will also notify IURTC promptly upon the termination of each Sublicense.

3.3.3 Spotlight agrees to be fully responsible for the performance of Sublicensees and liable for their compliance hereunder. Any act or omission by a Sublicensee that would be a breach of this Agreement if imputed to Spotlight will be deemed to be a breach by Spotlight of this Agreement.

3.4 IURTC, the Institutions, BWH’s affiliates, and the Inventors retain the right to practice the Patent Rights for educational and/or research purposes, for patient care and treatment purposes, and to permit other non-profit entities to do the same for educational and/or research purposes. Spotlight agrees not to directly or indirectly restrict the rights of the Institutions, other non-profit entities, or their respective faculty, staff, students, or employees from publishing the results of their research or transferring materials related to the Patent Rights, provided, however, that any such publications that are disclosed to IURTC will be provided to Spotlight for its review at least thirty (30) days prior to publication so that Spotlight may discuss with IURTC its interest in such disclosures.

3.5 This Agreement provides Spotlight, Affilates, and Sublicensees no ownership rights of any kind in the Patent Rights or any Confidential Information (as defined in Paragraph 7.1) provided by or on behalf of IURTC. All rights, titles, and interests in and to tangible and/or intangible property of IURTC or the Institutions, including without limitation those rights expressly reserved in Paragraph 3.4 and ownership of the Patent Rights and any Confidential Information provided, remain the property of IURTC. Nothing in this Agreement will be construed as a sale thereof or conferring, by implication, estoppel, or otherwise, upon Spotlight, Affiliates, Sublicensees, or any party in privity with, or any customer of any of the foregoing, any right, title, or interest of IURTC or the Institutions except as expressly granted in Paragraphs 3.1-3.3. Spotlight will provide notice of Field and Territory limitations on Licensed Products to prevent any implied license outside the Field or Territory.

3.6 In accordance with 35 U.S.C. §§ 200-212, 37 C.F.R. Part 401, and in the relevant government research contracts with the Institutions, the U.S. government retains certain rights and may impose certain requirement with respect to subject inventions as that term is defined therein. To the extent applicable, such rights and requirements include without limitation: (i) the grant of a nonexclusive, non-transferable, irrevocable, fully paid-up license to practice or have practiced for or on behalf of the government the subject inventions throughout the world; and (ii) the requirement that subject inventions and products produced through the use of subject inventions that are used or sold in the U.S. be manufactured substantially in the U.S. The rights granted in this Agreement are expressly made subject to these laws and regulations as they may be amended from time to time, and Spotlight agrees to comply and enable IURTC and the Institutions to comply with all such laws and regulations, including without limitation to submit information requested by IURTC to satisfy the Institutions’ reporting requirements in connection therewith. Spotlight represents and warrants that it, all Affiliates extended rights under Paragraph 3.2, and all Sublicensees constitute a “small business firm” as defined in 15 U.S.C. §632, and Spotlight will promptly notify IURTC of any change thereof that occurs during the term.

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3.7 Spotlight will mark all Licensed Products Sold in the U.S. with the applicable Patent Rights and in a manner not inconsistent with 35 U.S.C. §287(a), and will mark all Licensed Products Sold in other countries with the applicable Patent Rights in a manner not inconsistent with the laws and regulation then applicable in each such country. Spotlight acknowledges that it will be liable to IURTC for infringement damages lost due to a failure to mark Licensed Products and/or due to the improper or defective marking of the Patent Rights.

4 Diligence: Spotlight agrees to develop, promote, and Sell Licensed Products within the Field and throughout the Territory in accordance with the terms and conditions of this Agreement and applicable laws and regulations.

4.1 Within ninety (90) days of the Effective Date, Spotlight will provide IURTC with a Development Plan. No later than January 31 of each subsequent year during the Term, Spotlight will provide IURTC with written updates to the Development Plan. The updates will summarize in reasonable detail the progress achieved during the previous year, any problems encountered in the development, evaluation, testing, pre-production manufacturing, First Commercial Sale, and/or initial marketing of each Licensed Product, and plans for the future regarding the foregoing. Upon reasonable request by IURTC, Spotlight will consult with IURTC about tasks, schedules, and progress.

4.2 Spotlight will achieve directly or through a Sublicensee the following commercial goals by the dates set forth below:

4.2.1 [***]

4.2.2 [***]

4.2.3 [***] Spotlight will provide IURTC with commercially reasonable evidence of Spotlight’s or Sublicensee’s achievement of each of such goals within thirty (30) days after the corresponding date.

5 Financial Consideration:

5.1 Within thirty (30) days of the Effective Date, Spotlight will pay to IURTC [***].

5.2 Spotlight will pay to IURTC a running royalty of Net Sales by Spotlight and Sublicensee according to the following table.

[***][***][***][***][***][***]

The royalty will apply to all Licensed Products made during the Term, though specific Licensed Products may be Sold after the Term. No multiple royalties will be payable because: (i) the Licensed Product is later sold or used following the Sale of the Licensed Product generating the Net Sale hereunder; or (ii) the manufacture or use of the Licensed Product is covered by more than one of the Patent Rights. Royalties will be paid to IURTC within thirty (30) days of the end of each calendar quarter in which the Net Sales occurred.

5.3 Beginning with the [***] calendar year, Spotlight will pay to IURTC an annual maintenance fee according to the table below:

[***][***][***][***][***][***]

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The maintenance fee will be paid by Spotlight to IURTC on January 1 of the calendar year for which it is owed, with the first payment due on January 1, [***]. Maintenance fee payments may be credited toward payments due to IURTC under Paragraphs 5.2, 5.4, and 5.5 but only for those payments that accrue in the same calendar year in which the maintenance fee was due and paid.

5.4 Spotlight will pay to IURTC [***] of all Sublicensing Revenue. IURTC’s percentage of Sublicensing Revenue will be paid by Spotlight to IURTC within thirty (30) days of the end of each calendar quarter in which Spotlight received the Sublicensing Revenue.

5.5 Spotlight will pay to IURTC the following performance milestone payments:

5.5.1 [***]

5.5.2 [***]

5.5.3 [***]

5.5.4 [***]

Spotlight will promptly notify IURTC of the achievement of a performance milestone. Should Spotlight receive Sublicensing Revenue for a Sublicensee’s achievement of a particular performance milestone, Spotlight will pay to IURTC the greater of the payment listed above or IURTC’s percentage of Sublicensing Revenue under Paragraph 5.4. Performance milestone payments will be paid by Spotlight to IURTC within thirty (30) days of the end of each calendar quarter in which the performance milestone is achieved.

6 Payment and Reports:

6.1 All dollar ($) amounts referred to in this Agreement are expressed in U.S. dollars. All payments to IURTC are non-refundable and, except as provided in Paragraph 5.3, non-creditable, may not be placed in escrow, and will be made in U.S. dollars by check or electronic transfer (without deduction of any transfer fees) payable solely to “Indiana University Research and Technology Corporation.”

6.1.1 Checks will be sent to:

Indiana University Research and Technology Corporation

518 Indiana Ave.

Indianapolis, IN 46202

The IURTC Agreement Number [***] and purpose of the payment will be included with the check.

6.1.2 Wire transfer payments will be sent to:

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[***]

The IURTC Agreement Number [***] and purpose of the payment will be included with the wire transfer information. Spotlight will add wire transfer fees to the payment.

6.1.3 Any amounts due in currency other than U.S. dollars will be converted to U.S. dollars at the conversion rate for the foreign currency as published in the Eastern edition of The Wall Street Journal as of the last business day in the U.S. of the applicable payment period.

6.2 Spotlight will deliver to IURTC, with each payment made under Paragraph 6.1, a written report describing the purpose of the payment and setting forth the calculation of the payment being made to IURTC, including without limitation the following:

6.2.1 For payments under Paragraph 5.2, calculations of payments due by Spotlight, by each Affiliate extended rights under Paragraph 3.2, and by each Sublicensee on a Licensed Product-by-Licensed Product and country-by-country basis: the number of Licensed Products Sold; gross receipts for Sales; deductions as described in Paragraph 2.6, giving totals by each type; and calculation of Net Sales;

6.2.2 For payments under Paragraphs 5.2, 5.4, and 5.5, the serial numbers of the patent applications and patents of the Patent Rights that may cover each Licensed Product;

6.2.3 For payments under Paragraphs 5.2, 5.4, and 5.5, a description and list of amounts credited against the maintenance fee; and

6.2.4 For payments under Paragraph 5.4, the name of the Sublicensee paying the Sublicensing Revenue.

6.3 Spotlight will maintain complete, continuous, and accurate books of account and records sufficient to enable IURTC’s independent auditor to verify the amounts paid under this Agreement, and for otherwise verifying its and Affiliates’ granted rights under Paragraph 3.2 and Sublicensees’ performance hereunder and compliance herewith. The books and records will be maintained for at least three (3) years following the quarter after submission of the reports required by this Article. Upon reasonable notice by IURTC and during normal business hours, Spotlight will give IURTC (or auditors or inspectors appointed by and representing IURTC) access to all books and records, including without limitation for Sales of Licensed Products, to conduct at IURTC’s expense an audit or review of those books and records. This access will be available at least once every calendar year during the Term and for the three (3) calendar years thereafter. Any underpayment will be promptly paid, with interest as set forth in Paragraph 6.4, to IURTC. Any overpayment will be granted to Spotlight solely and exclusively as a credit against future payment. If the audit or review reflects an underpayment or overpayment by five percent (5%) or more for any calendar quarter, then Spotlight will promptly reimburse IURTC for the costs and expenses of the accountants and auditors in connection with the review and audit.

6.4 All payments not paid by Spotlight to IURTC when due will accrue interest, from the due date until payment is received by IURTC, at an annual rate equal to two percent (2%) above the prime rate published in the Eastern edition of The Wall Street Journal at the beginning of the period of arrearage (or the maximum allowed by law, if less). In the event of default in payment, collection agency’s fees of the delinquent balance and out-of-pocket attorney fees plus any applicable court costs will be added to the amount due to IURTC. Spotlight will reimburse IURTC within fifteen (15) days of each invoice for all such costs.

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6.5 Any taxes required to be withheld by Spotlight from payments due under Article 5 to comply with the tax laws of the U.S. or any other country will be promptly paid by Spotlight to the appropriate tax authorities, and Spotlight will furnish IURTC with original tax receipts or other appropriate evidence issued by the appropriate tax authorities sufficient to enable IURTC to support a claim for income tax credit or refund in respect to any sum so withheld.

7 Confidentiality:

7.1 The terms and conditions of Articles 4 and 5 and information exchanged between the Parties under Articles 4, 6, and 9, and 10, tangible materials and technical information provided by or on behalf of IURTC, as well as any information designated by a Party in any reasonable manner as confidential within a reasonable time after it is delivered to the receiving Party, are “Confidential Information.”

7.2 During the Term and for a period of three (3) years thereafter, the receiving Party agrees to maintain in secrecy and not disclose to any third party any Confidential Information received. The receiving Party will use the Confidential Information received solely as necessary to perform its obligations and exercise its rights in accordance with the terms and conditions of this Agreement.

7.3 Confidential Information does not include information that:

7.3.1 Is or becomes part of the public domain through no fault of the receiving Party;

7.3.2 Was known to the receiving Party before disclosure by the disclosing Party as established by documentary evidence;

7.3.3 Is identical subject matter originally and independently developed by the receiving Party’s personnel without knowledge, use of, or access to any disclosing Party’s Confidential Information as established by documentary evidence; or

7.3.4 Was disclosed to the receiving Party without restriction by a third party having a right to make the disclosure.

7.4 Notwithstanding the other terms of this Article 7:

7.4.1 Spotlight may, to the extent necessary, use Confidential Information to secure governmental approval to clinically test or market a Licensed Product or to show to a potential sublicensee or contractor subject to an appropriate confidentiality agreement. Spotlight will, in any such use, take all reasonably available steps to maintain confidentiality of the disclosed information and to guard against any further disclosure;

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7.4.2 IURTC may report consideration received under this Agreement and Spotlight’s progress under Article 4, including without limitation providing Development Plans and reports, to the Institutions and the Inventors and to the U.S. government under Paragraph 3.6; and

7.4.3 The receiving Party may disclose Confidential Information when required by law, regulation, or court order provided it has first notified the disclosing Party and it reasonably cooperates therewith in obtaining a protective order or other remedy of the disclosing Party’s election.

7.5 Spotlight may not use or permit the use of the name of IURTC, the Institutions, or any trustee, director, officer, staff member, employee, student or agent of the Institutions or any adaptation thereof or use the trademarks, including without limitation logos, of any of the foregoing for any commercial, advertisement, or promotional purpose without the prior written consent of IURTC and the BWH or the individual whose name is to be used. For BWH, such approval will be obtained from BWH’s Chief Public Affairs Officer. Notwithstanding the foregoing, Spotlight will be permitted to disclose the existence and terms of this Agreement, including the name of IURTC, to the extent required under federal securities laws, or to the extent consistent with Spotlight’s past practices with regard to public disclosures to stockholders. Consistent with the foregoing, each Party including UABRF may state that Spotlight licensed from IURTC one or more of the patent applications and/or patents in the Licensed Patents, list Inventor names, and describe the type and extent of licenses.

8 Representations and Warranties:

8.1 IURTC represents and warrants that:

8.1.1 It is a corporation organized, existing, and in good standing under the laws of Indiana;

8.1.2 It has the authority to enter into this Agreement and that the person signing on its behalf has the authority to do so; and

8.1.3 To the best of its knowledge, it is the co-owner (subject to any rights retained by the U.S. government by operation of law) of the Patent Rights and that it has the authority to grant the licenses set forth herein.

8.2 Spotlight represents and warrants that:

8.2.1 It is a company duly organized, existing, and in good standing under the laws of Nevada;

8.2.2 The execution, delivery, and performance of this Agreement have been authorized by all necessary corporate action on the part of Spotlight and that the person signing this Agreement on behalf of Spotlight has the authority to do so;

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8.2.3 The making, exercising of any right, or performance of any obligation under this Agreement does not violate any separate agreement it has with a third party, and in so acting, Spotlight will not breach the terms and conditions of this Agreement or fail to comply with applicable laws, regulations, and court orders;

8.2.4 It is not a party to any agreement or arrangement that would prevent it from performing its duties and fulfilling its obligations to IURTC under this Agreement;

8.2.5 It has and will maintain at the time specified in Article 12, the insurance coverage called for in Article 12;

8.2.6 It will obtain any additional licenses from any third party needed to perform and fulfill its duties and obligations under this Agreement; and

8.2.7 There is no pending litigation and no threatened claims against it that could impair its ability or capacity to perform and fulfill its duties and obligations under this Agreement.

8.2.8 As of the Effective Date it is a small entity as defined in 37 CFR 1.27, and it will promptly notify IURTC of any change to its entity status through acquisition, addition of employees, sublicensing this Agreement, or any other mechanism.

8.3 IURTC AND BWH PROVIDE THE PATENT RIGHTS “AS IS.” EXCEPT AS PROVIDED IN PARAGRAPH 8.1, IURTC AND BWH MAKE NO REPRESENTATIONS OR WARRANTIES, AND EXPRESSLY DISCLAIMS ON BEHALF OF IURTC AND THE INSTITUTIONS ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, STATUTORY, IMPLIED, OR OTHERWISE, INCLUDING WITHOUT LIMITATION:

8.3.1 A warranty or representation by IURTC or the Institutions as to the validity, scope, enforceability, or efficacy of the Patent Rights;

8.3.2 A warranty or representation by IURTC or the Institutions that the exercise of any rights granted in this Agreement, including without limitation practicing the Patent Rights, does not or will not infringe patents, copyrights, trademarks, trade secrets or other tangible or intangible property rights of third parties;

8.3.3 A warranty or representation by IURTC or the Institutions of operability, that development of a Licensed Product is possible, or to safety, effectiveness, or commercial viability of Licensed Products;

8.3.4 An obligation to bring or prosecute actions or suits against third parties for infringement of the Patent Rights;

8.3.5 A grant, by implication, estoppel, or otherwise, of any licenses or rights under patents or other intellectual property rights of IURTC, the Institutions, or other persons, other than the rights expressly granted herein to the Patent Rights;

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8.3.6 Directly or indirectly operating or applying as a waiver of sovereign immunity by IU or Indiana;

8.3.7 Imposing any obligation or any liability on any party contrary to the laws of Indiana; and

8.3.8 IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS OF THE PATENT RIGHTS OR ANY LICENSED PRODUCTS FOR ANY PURPOSE. In no event will IURTC, BWH or any of its affiliates or any of their respective trustees, directors, officers, medical and professional staff, employees and agentsbe liable, including without limitation to Spotlight, its Affiliates, its Sublicensees, and their respective affiliates, successors, assigns, independent contractors, and agents, or to any third party regarding any claim arising from or relating to the exercise of any right granted, including without limitation Spotlight’s use of the Patent Rights; or from the manufacture, use, or importation of products; or for any claim for loss of profits or loss or interruption of business; or for indirect, special, exemplary, punitive, or consequential damages of any kind. The above limitations on liability apply even if advised of the possibility of such damages.

8.4 The rights granted to Spotlight under this Agreement are contingent upon compliance with applicable U.S. export laws and regulations, including without limitation the Arms Export Control Act, as amended, and the Export Administration Act of 1979. The transfer of certain technical data and commodities may require a license from the cognizant agency of the U.S. Government and/or written assurances by Spotlight that Spotlight will not export data or commodities to certain foreign countries without prior approval of such agency. IURTC does not represent that a license is not required, or that, if required, such a license will be issued.

8.5 The rights granted to Spotlight under this Agreement are contingent upon compliance with the U.S. Foreign Corrupt Practices Act. Notwithstanding anything to the contrary herein, IURTC is not obligated to take any action that it believes in good faith may cause it to be in violation of the U.S. Foreign Corrupt Practices Act or other U.S. laws and such inaction will not give rise to liability hereunder.

9 Prosecution of Patent Rights:

9.1 IURTC will prepare, file, prosecute, defend, and maintain the Patent Rights in its discretion in accordance with the terms and conditions herein using attorneys of its choosing. IURTC will instruct its attorneys to keep Spotlight informed of patent prosecution in the Field and to seek Spotlight’s comments and suggestions prior to taking material actions for the same (provided Spotlight is not in breach of this Agreement).

9.2 IURTC will authorize Spotlight to communicate directly with IURTC’s patent counsel. All information exchanged among IURTC’s counsel, the Parties, and/or the Inventors regarding the preparation, filing, prosecution, issue, defense, or maintenance of the Patent Rights will be deemed Confidential Information of IURTC. In addition, the Parties acknowledge and agree that, with regard to such preparation, filing, prosecution, issue, defense, and maintenance of the Patent Rights, the interests of the Parties as licensor and licensee are to obtain the strongest and broadest patent protection possible, and as such, are aligned and legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Patent Rights, including without limitation, privilege under the common interest doctrine and similar or related doctrines.

9.3 Spotlight will reimburse IURTC [***] within thirty (30) days after the Effective Date for expenses incurred prior to the Effective Date for the Patent Rights.

9.4 During the Term, Spotlight will reimburse IURTC for all reasonable and documented costs and expenses incurred by IURTC relating to the Patent Rights within thirty (30) days of receipt of billing invoices for such costs and expenses.

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9.5 Notwithstanding anything to the contrary herein:

9.5.1 IURTC may request written confirmation from Spotlight that it will satisfy its reimbursement obligations for any particular fees or expenditures for the Patent Rights at least sixty (60) days in advance of the date on which such expenditure is to be made or such fee is due to be paid. If Spotlight elects not to pay in accordance with Paragraph 9.6 or fails to respond, then such Patent Rights will be removed from the Agreement, the license granted to Spotlight for those patent applications or patents in the Patent Rights will terminate, the definition of Patent Rights will be unilaterally amended to exclude such rights, and IURTC will be free, at IURTC’s sole discretion and without any further obligation to Spotlight regarding such former Patent Rights, including without limitation, to prosecute and maintain for IURTC’s sole use and benefit, to license or to abandon the patent applications or patents;

9.5.2 In addition, IURTC may, at its sole discretion, require payment of a retainer from Spotlight for filing fees prior to filing patent applications in foreign countries, foreign annuities, or other direct costs paid on behalf of IURTC for the Patent Rights to any patent office;

9.5.3 Should Spotlight become delinquent at any time for the reimbursement of patenting costs, IURTC may, at its sole discretion, require Spotlight to pay in advance of all future actions undertaken by counsel regarding the Patent Rights; and

9.5.4 In addition to and not in lieu of its other rights and remedies hereunder, IURTC will have no obligations to Spotlight under this Article 9 if Spotlight is delinquent in its payments.

9.6 If Spotlight elects not to incur fees or expenditures for any Patent Rights, Spotlight will give IURTC written notice of such election at least sixty (60) days in advance of the date on which such expenditure is to be made or such fee is due to be paid. Upon IURTC’s receipt of such notice, or if any payment due under this Article 9 is delinquent for more than thirty (30) days, the license granted to Spotlight for those patent applications or patents in the Patent Rights will terminate, the definition of Patent Rights will be unilaterally amended to exclude such rights, and IURTC will be free, at IURTC’s sole discretion and without any further obligation to Spotlight regarding such former Patent Rights, including without limitation, to continue prosecution and maintenance for IURTC’s sole use and benefit, to license or to abandon the patent applications or patents.

9.7 Spotlight and IURTC agree that the Patent Rights will be extended by all means provided by U.S. or foreign law or regulation, including without limitation extensions provided under U.S. law at 35 U.S.C. §154(b) and 156, and foreign supplementary protection certificates. Spotlight hereby agrees to provide IURTC with all necessary assistance in securing such extension, including without limitation, providing all information regarding applications for regulatory approval, approvals granted, and the timing of same. Spotlight acknowledges that extension under 35 U.S.C. §156 must be applied for within sixty (60) days of the date that a Licensed Product receives permission under the provision of law under which the applicable regulatory review period occurred for commercial marketing or use, and that Spotlight’s failure to promptly provide the necessary information or assistance to IURTC during such sixty day period will cause serious injury to IURTC, for which Spotlight will be liable at law. The Parties will also cooperate in selecting the Licensed Product each supplementary protection certificate referencing the Patent Rights will list.

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10 Third Party Infringement:

10.1 Spotlight will give prompt written notice to IURTC of any known or suspected infringement of the Patent Rights after which Spotlight at its sole expense may attempt to abate any infringement of the Patent Rights in the Field and the Territory. Upon receipt of IURTC’s written consent, such consent not to be unreasonably withheld, Spotlight may initiate and prosecute actions in IURTC’s name against third parties for infringement and/or unfair trade practices through outside counsel of its choice which is reasonably acceptable to IURTC. Spotlight will consult with IURTC prior to and in conjunction with all significant issues regarding such action including without limitation settlement thereof, will keep IURTC informed of all proceedings, and will provide copies to IURTC of all pleadings, legal analyses, and other papers related to such actions. IURTC will provide reasonable assistance to Spotlight in prosecuting any such actions and will be compensated by Spotlight, including without limitation for its reasonable out-of-pocket expenses, which IURTC will only be required to expend if Spotlight has approved same for reimbursement. Absent IURTC’s and BWH’s prior written consent, Spotlight will not settle or compromise any claim or action in a manner that grants rights or concessions to a third party to the Patent Rights or a Licensed Product or admits the fault of or creates any obligation on IURTC, IU, BWH, or any Inventor.

10.2 Any damages paid (including without limitation statutory damages, compensatory damages, lost profits damages, exemplary damages, increased damages, and awards of costs and attorney fees) will first be applied to reimbursement of Spotlight’s reasonable costs, expenses, and legal fees, including without limitation amounts Spotlight has reimbursed or must reimburse to IURTC. The remaining balance of such damages will be distributed [***].

10.3 If Spotlight fails or declines to take any action under Paragraph 10.1 within a reasonable time after learning of third party infringement or unfair trade practices, IURTC will have the right, but not the obligation, to take appropriate actions against any such third party at its sole expense and to retain all recovered damages. In such instances, Spotlight will cooperate as requested by IURTC, including without limitation joining in an action and will be reimbursed by IURTC for its reasonable and documented out-of-pocket expenses, which Spotlight will only be required to expend if IURTC has approved same for reimbursement.

11 Indemnification:

11.1 Spotlight will indemnify, defend, and hold harmless IURTC, the Institutions, their respective affiliates, Board of Directors, trustees, employees, faculty, staff, students, Inventors, successors, heirs, assigns, independent contractors, and agents (collectively, “IURTC Indemnitees”) from and against any and all judgments, liabilities, losses, damages, actions, claims, costs, or expenses (including without limitation all attorney fees and costs incurred by IURTC Indemnitees) (collectively, “Losses”) arising out of or relating to the exercise of any rights conveyed under this Agreement and/or by Sublicense, breach of any term or condition under this Agreement and/or Sublicense, and/or the negligence, willful malfeasance, and/or willful misconduct by Spotlight and/or Affiliates, successors, assigns, or Sublicensees, including without limitation:

11.1.1 The use of any Patent Rights, including without limitation, in the design, development, production, manufacture, sale, offer for sale, use, importation, exportation, lease, marketing, or promotion of any Licensed Product;

11.1.2 Product liability, injury or death to any person, damage to property, or any injury to business, including without limitation, business interruption or damage to reputation, arising out of and/or relating to the use of the Patent Rights or a Licensed Product; and

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11.1.3 Any third party claim that any use of Confidential Information or licensing of the Patent Rights, or development, provision, or use of Licensed Products violates or infringes a third party’s intellectual property rights;

except to the extent of the Losses that are solely attributable to the breach, negligence, recklessness, willful malfeasance, or willful misconduct of IURTC.

11.2 Spotlight at its sole expense will defend third party claims. Spotlight will have the right to conduct the defense of such actions through outside counsel of its choice which is reasonably acceptable to IURTC and BWH. Spotlight will consult with IURTC and BWH prior to and in conjunction with all significant issues, will keep IURTC and BWH informed of all proceedings, and will provide copies to IURTC and BWH of all pleadings, legal analyses, and other papers related to such actions. IURTC will provide reasonable assistance to Spotlight in defending any such actions, and IURTC Indemniteeswill have the right to retain its own counsel, at the expense of Spotlight, if representation of such Indemnitees by counsel retained by Spotlight would be inappropriate because of actual or potential differences in the interests of such Indemnitees and any other party represented by such counsel. Spotlight will not settle or compromise any claim or action in a manner that admits the fault of, imposes restrictions, or creates obligations on IURTC Indemnitees or requires any financial payment or admission of liability by IURTC Indemnitees. Spotlight will consult with IURTC and BWH prior to any proposed settlement.

11.3 If Spotlight fails to defend a claim or action within twenty (20) days of learning of the same, in addition to and not in lieu of other rights and remedies, IURTC may assume the defense for the account of and at the risk of Spotlight, and any resulting liability, including attorney fees, will be deemed conclusively to be a liability of Spotlight. Spotlight’s failure or refusal to act is a material breach of this Agreement.

12 Insurance:

12.1 Commencing on the Effective Date, Spotlight will maintain insurance that is reasonably sufficient to fulfill its obligations under this Agreement, including without limitation workers’ compensation insurance with statutory limits as required by law; commercial general liability insurance with coverage of not less than [***] for any single occurrence and [***] in the aggregate. Upon commencing human testing or sales, Spotlight will maintain product liability insurance that is reasonably sufficient to fulfill its obligations under this Agreement, but not less than [***] for any single occurrence and [***] in the aggregate. In connection with the conduct of any clinical testing, Spotlight will maintain professional liability insurance (errors and omissions) that is reasonably sufficient to fulfill its obligations under this Agreement, but not less than [***] for any single occurrence and [***] in the aggregate. Upon commencement of coverage (as required above) and thereafter annually upon renewal, Spotlight will provide IURTC and BWH with written evidence of insurance. Such insurance will list IURTC Indemnitees as an additional insured. All policies will be endorsed to indicate that they provide primary coverage without right of contribution by any insurance carrier or self-insured by IURTC Indemnitees. A waiver of subrogation in favor of the Indemnitees will also be endorsed to the policies. If such coverage is not written on an “occurrence” basis (i.e., it is written on a “claims made” basis), Spotlight will maintain such insurance coverage during the term of this Agreement and for five (5) years thereafter. For purposes of this Paragraph 12.1, references to “Spotlight” will include any Affiliates extended rights under Paragraph 3.2 and Sublicensees.

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12.2 Beginning at such time as any such product, process or service is being commercially distributed, sold, leased or otherwise transferred, or performed or used (other than for the purpose of obtaining regulatory approvals), by Spotlight, Affiliates extended rights under Paragraph 3.2 or Sublicensees, Spotlight will, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than [***] per incident and [***] annual aggregate and naming the IURTC Indemnitees as additional insureds. Such commercial general liability insurance will provide (i) product liability coverage and (ii) broad form contractual liability coverage for Spotlight’s indemnification under Article 11 of this Agreement. [***]. The minimum amounts of insurance coverage required under this Paragraph 12.2 will not be construed to create a limit of Spotlight’s liability with respect to its indemnification under Article 11 of this Agreement.

12.3 Spotlight will provide IURTC and BWH with written evidence of such insurance upon request of IURTC and/or BWH. Spotlight will provide IURTC and BWH with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance; if Spotlight does not obtain replacement insurance providing comparable coverage prior to the expiration of such thirty (30) day period, IURTC will have the right to terminate this Agreement effective at the end of such thirty (30) day period without notice or any additional waiting periods.

12.4 Spotlight will maintain such commercial general liability insurance beyond the termination of this Agreement during (i) the period that any such product, process, or service is being commercially distributed, sold, leased or otherwise transferred, or performed or used (other than for the purpose of obtaining regulatory approvals), by Spotlight or by a Sublicensee, Affiliates extended rights under Paragraph 3.2 or agent of Spotlight and (ii) a reasonable period after the period referred to in Paragraph 12.4 (i) above which in no event will be less than fifteen (15) years.

13 Termination:

13.1 Spotlight may terminate this Agreement with or without cause on ninety (90) days advance written notice to IURTC. The rights granted by IURTC herein, including without limitation in Article 3, will terminate and automatically revert to IURTC at the end of the 90-day period.

13.2 Time is of the essence for Spotlight to develop Licensed Products and make payments and reports theron. The fee stated in Paragraph 5.1 and the reimbursement of past patent costs under Paragraph 9.3 are due within thirty (30) days after the Effective Date, and if such payments are not received by IURTC thereby, this Agreement is null, void, and without effect.

13.3 IURTC may terminate this Agreement in whole or in part on sixty (60) days advance written notice to Spotlight upon Spotlight’s breach of this Agreement, including without limitation for:

13.3.1 Failure to timely pay any fee, royalty, or other payment required, including without limitation, those due under Article 5, Paragraph 6.3, Article 9, or Paragraph 10.2, and including without limitation any interest on and fees and costs attributable to the collection of late payments under Paragraph 6.4;

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13.3.2 Failure to timely provide reports or notices, including without limitation, those due under Paragraphs 3.2, 3.3, 4.1, 6.2, or 14.1;

13.3.3 Failure to keep accurate and completed books and records under Paragraph 6.3;

13.3.4 Failure to obtain, maintain, or timely report levels of insurance under Article 12;

13.3.5 Failure to include all required terms in Sublicenses or inclusion of any terms prohibited under Paragraph 3.3;

13.3.6 Failure to indemnify IURTC Indemnitees or properly inform or involve IURTC under Article 11; and

13.3.7 Breach of Spotlight’s representations or warranties under Paragraph 8.2.

13.4 To the extent not prohibited by applicable law, Spotlight agrees that in the event Spotlight by its own actions or the action of any of its shareholders or creditors files or has filed against it, with an order for relief being entered, a case under the U.S. Bankruptcy Code of 1978, as previously or hereafter amended, IURTC will be entitled to relief from the automatic stay of Section 362 of Title 11 of the U.S. Code, as amended, on or against the exercise of the rights and remedies available to IURTC. Spotlight hereby waives the benefits of such automatic stay and consents and agrees to raise no objection to such relief. Spotlight further agrees that IURTC, at its sole discretion, may immediately terminate this Agreement by means of a written notice to Spotlight in the event that a creditor or other claimant takes possession of, or a receiver, administrator, or similar officer is appointed over any of the assets of Spotlight, or in the event that Spotlight makes any voluntary arrangement with its creditors or becomes subject to any court or administration order under any U.S. bankruptcy proceedings or insolvency law. Spotlight will promptly inform IURTC of its intention to file a voluntary petition in bankruptcy or of another’s communicated intention to file a voluntary petition in bankruptcy.

13.5 As of the date of termination of this Agreement by either Party for any reason under the terms herein, including expiration of the Term, all rights granted by IURTC will terminate and automatically revert to IURTC. Upon termination other than through expiration of this Agreement, Spotlight agrees not to practice or permit another to practice the Patent Rights. All terms and conditions herein that, by their express terms or by implication, are to be performed after the termination of this Agreement or are prospective in nature will survive termination, as the case may be, including without limitation the provisions in Articles 5, 6, 7, 8, 11, and 12 and Spotlight’s obligations to pay fees, royalties, or other payments and patent expenses accruing prior thereto. Articles 11 and 12 will survive expiration of this Agreement.

13.6 Upon termination of this Agreement, Spotlight will promptly notify its Affiliates extended rights under Paragraph 3.2 and Sublicensees of such termination. Any rights previously granted by Spotlight under Paragraphs 3.2 and 3.3 will be automatically revoked thirty (30) days following the effective date of termination of this Agreement. However, any Sublicensee in compliance with its Sublicense and evidencing to IURTC its ability to meet the requirements of Article 4 and Paragraph 3.5 has the right to enter into a written license agreement with IURTC before its Sublicense is revoked, through which such Sublicensee will become bound to IURTC on substantially the same terms and conditions, including without limitation financial terms, as Sublicensee was bound to Spotlight under the Sublicense, but only to the extent that each financial term is no less favorable to IURTC than those set forth in Article 5 and Paragraph 9.4, and provided that the Sublicense does not impose any obligations on IURTC in excess of those imposed under this Agreement. If any Sublicensee desires to enter into such a license agreement, it will be wholly the responsibility of that Sublicensee to notify IURTC of such desire within thirty (30) days after the effective date of termination of this Agreement. IURTC hereby agrees to enter into such written license agreement, with modifications negotiated in good faith as is reasonably necessary to accommodate the functional and structural differences between Spotlight and IURTC. Time is of the essence for a Sublicensee to provide notice of its desire for such license and to negotiate in good faith in a timely manner to effectuate a license. Failure of a Sublicensee to timely provide such notice or enter into such license will automatically result in the termination of the Sublicense and all rights granted thereunder or hereunder, including but not limited to IURTC’s obligation to enter into such license with Sublicensee.

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14 Assignment of this Agreement:

14.1 This Agreement will not be assigned, in whole or in part, by either Party to any third party without the written consent of the non-assigning Party. Such consent will not be unreasonably withheld. However, Spotlight may assign this entire Agreement to a third party that acquires [***], through merger, sale, acquisition, or other similar transaction, provided that:

14.1.1 Spotlight is not in breach of this Agreement in any respect;

14.1.2 Spotlight demonstrates to IURTC’s satisfaction that the successor has or is likely to acquire capital and manpower resources sufficient to fulfill the obligations it is assuming hereunder and the expertise to meet its requirements under Article 4; and

14.1.3 The successor agrees in writing (with a copy sent to IURTC within ten (10) days of the effective date of the assignment) to assume all obligations and liabilities of Spotlight to IURTC.

14.2 The rights granted in this Agreement may not be encumbered, pledged, or hypothecated in any way by Spotlight or any Sublicensee, including without limitation to secure any purchase, lease, or loan. Any conveyance in contravention with the terms and conditions of this Agreement is null and void.

14.3 This Agreement is binding on the Parties and their respective successors and assigns and inures to the benefit of the Parties and their respective permitted successors and permitted assigns.

15 Notice:

15.1 Any required or permissive notice under this Agreement will be sufficient if in writing and delivered personally, by recognized national overnight courier, or by registered or certified mail, postage prepaid and return receipt requested, to the address below and will be deemed to have been given as of the date shown on the receipt if by certified or registered mail, or the day following dispatch if by overnight courier.

If to IURTC:

Vice President

Office of Technology Commercialization

Attn: IURTC Agreement Number [***]

Indiana University Research and Technology Corporation

518 Indiana Ave.

Indianapolis, IN 46202

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If to Spotlight:

President

Spotlight Innovation Inc.

6750 Westown Pkwy Ste 200-226

West Des Moines, IA 50266

15.2 For the convenience of the Parties in administering this Agreement, the Parties may direct inquiries as follows:

	If to IURTC:	If to Spotlight:
Patent prosecution	[***]	geoffrey.laff@spotlightinnovation.com
Patent cost reimbursement	[***]	geoffrey.laff@spotlightinnovation.com
Financial consideration	[***]	geoffrey.laff@spotlightinnovation.com

16 General Provisions:

16.1 This Agreement will be construed, interpreted, and applied according to the laws of Indiana, without regard to its or any other jurisdiction’s conflicts of laws provisions. Spotlight agrees that all claims, disputes, or controversies arising under or relating to this Agreement, including without limitation those concerning the validity, construction, or scope of any of the Patent Rights that are not barred by sovereign immunity will be subject to the exclusive jurisdiction and venue of the state or Federal District Court seated in Marion County, Indiana. Neither Party waives its right to seek reimbursement of documented attorney fees in any action to enforce this Agreement.

16.2 No waiver of any breach of this Agreement will constitute a waiver of any other breach of the same or any other provision of this Agreement, and no waiver will be effective unless made in writing by the Party against whom the waiver is sought to be asserted. The delay or failure to assert a right or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.

16.3 The Parties acknowledge that they have read this Agreement in its entirety and agree that this instrument comprises the entire agreement, contract, and understanding of the Parties on the subject matter of this Agreement. The Parties acknowledge that invoices, purchase orders, or other mechanisms for administering any payment or obligation set forth herein will not contain terms and conditions separate from, in addition to, and/or in conflict with this Agreement, and that any such terms, if present, will be void and without effect and will not be enforceable by either Party. The Parties had an opportunity to be advised by counsel of their choosing and as such the clauses of this Agreement will not be strictly construed against the drafter.

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16.4 Spotlight agrees to register and give required notice concerning this Agreement, at its expense, in each country where an obligation exists under law to so register or give notice. This Agreement cannot be changed, modified, or amended except by a written instrument subscribed by authorized representatives of the respective Parties.

16.5 Neither Party is an agent, employer, employee, partner, joint venturer, or contractor of the other as a result of this Agreement. The representations, warranties, covenants, and undertakings contained in this Agreement are for the sole benefit of the Parties and their permitted successors and permitted assigns and will not be construed as conferring any rights on any third party. Neither Party may in any way pledge the other Party’s credit or incur any obligation on behalf of or bind the other Party on its behalf.

16.6 The provisions of this Agreement are severable in that if any provision in this Agreement is finally determined by a court of competent jurisdiction to be invalid or unenforceable, such invalidity or non-enforceability will not in any way affect the validity or enforceability of the remaining provisions or the validity or enforceability of such provision in any jurisdiction where valid and enforceable. Any invalid or unenforceable provision will be reformed by the Parties to effectuate their intent as evidenced on the Effective Date.

16.7 Spotlight agrees that in the event a faculty or staff member of the Institutions serves Spotlight in the capacity of consultant, officer, employee, board member, advisor, or other designation, under contract or otherwise, such faculty or staff member is subject to compliance with the Institution’s conflict of interest and conflict of commitment policies, including without limitation the obligation to complete a disclosure therefor, will serve solely in his or her individual capacity, as an independent contractor, and not as an agent or representative of IURTC or the Institutions, that IURTC or the Institutions exercises no authority or control over such faculty or staff member while acting in such capacity, that IURTC and the Institutions receive no benefit from such activity, and that IURTC and the Institutions assume no liability or obligation in connection with any such work or service undertaken by such faculty or staff member. Spotlight further agrees that any breach, error, act, or omission by such faculty or staff member acting in the capacity set forth above in this Paragraph will not be imputed or otherwise attributed to IURTC or the Institutions, including without limitation to constitute a breach by IURTC of this Agreement.

16.8 This Agreement may be executed in counterparts, each of which will be deemed an original and all of which when taken together will be deemed one instrument.

Witness: The Parties have caused this valid and binding agreement to be executed by their duly qualified representatives as of the Effective Date.

Spotlight:	IURTC:

Signature

Marie C. Kerbeshian, Ph.D.
Name	Vice President

Office of Technology Commercialization
Title

Date	Date

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